Melanence

Melanence is an online professional ecosystem where communities of color are empowered to grow skills, build networks, and earn additional income. We provide a safe space for communities of color to take the next step in their professional & entrepreneurial journey.


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Invest

$99.00 minimum investment

Deadline October 26, 2020

in a month

Share Price

$0.50

Total Raised

$11,918

Valuation

$4,500,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Melanence leverages technology to address the educational inequalities in professional, career & personal development. We create a safe space for communities of color to learn new skills, build strong networks and to earn additional income. We combine effective & engaging functionality tailored to the exact needs of a very specific target audience.

DEAL HIGHLIGHTS

- MVP Built
- Professional development EdTech
- Deep consumer insights from early customer discovery calls

TESTIMONIALS


MELANENCE

Briana
Los Angeles, CA

> "I'm a lifelong learner that loves personal and professional development platforms. Plus I love that it's devoted to people who have shared experiences."
>
> Christina Simms
> Atlanta, GA

PROBLEM

Problem

PROBLEM


It is extremely difficult for communities of color to find safe spaces to grow skills, build networks & level up.
Even more difficult in this era of Covid-19 & social unrest.

Without a safe space to upskill or connect with like minded professionals, communities of color will continue to be underrepresented in the rooms that matter the most.

Conventional EdTech platforms fail to create a professional ecosystem for communities of color, leaving heavy market demand unmet and a large segment of the population unable to capitalize on the professional, career, and personal development opportunities they deserve.

ONE SIZE DOESN'T FIT ALL

Far too often EdTech and online learning platforms approach nuanced and complex problems in education with a "One size fits all" solution. Studies show that the "One size fits all" model exacerbates existing educational inequalities. Tech is only as good as the The lack of diverse perspectives and teaching styles in the education system continues to increase the education and wealth gaps in the U.S.

SOLUTION

Solution

SOLUTION


An online professional ecosystem where communities of color are empowered to grow skills, build networks, and earn additional income.

- **Accessible Education**
  Melanence will make professional, career & personal development more accessible through our affordable courses. Access to high quality education should not be contingent on where you live or where you fall on the socioeconomic ladder.

- **Diversity & Inclusion**
  Melanence will amplify the voices of brilliant Melanated thought leaders by providing a platform for the community to share their knowledge and unique perspectives. Through storytelling, we can begin to transform, and cultivate a safe, welcoming, inclusive, equitable, and accessible society for all.

- **Intentional & Purposeful Education**
  Melanence will curate & create meaningful & purposeful learning content specifically for communities of color. We take into account the inherent cultural, social and economic differences among students, the variety of ways they learn, and the importance of diverse teachers and perspectives.

Solution


SOLUTION
MELANENCE PROFESSIONAL ECOSYSTEM
Professional Network
m
Skill Development
Economic Opportunity

BUSINESS MODEL

Subscription Model

BUSINESS MODEL

SUBSCRIPTION MODEL

Free	$12/month PREMIUM	$15/month VIP PRO
Access to entire catalog of courses	Access to entire catalog of courses	Access to entire catalog of courses
Watch up to 15 minutes of content per month	Watch up to 3 hours of content per month	Watch unlimited content per month
	Access to all Learning Projects	Access to all Learning Projects
	Engage with course instructors & experts	Engage with course instructors & experts
	Access to live webinars	Access to live webinars
		Access to webinar & event recordings
		Access to community networking spaces
		Access to partner deals

Melanence currently has 1 distinct revenue stream. We plan for our greatest source of revenue to come from our $12 monthly recurring subscription fee.

Subscription Model

- Monthly Subscription - $12/mo
- Annual Subscription - $10/mo
- Student Subscription - $7/mo

Instructor Payment Model

- Each month we take 30% of monthly revenue and pay instructors based on percentage of views on the platform.
- In addition, to start we will pay instructors a flat fee ($1,000 average payment).

Future Revenue Streams

- Melanence for Teams
- Melanence for Schools
- Corporate Recruiter Subscriptions

MARKET

Market size



MARKET SIZE
TIME FOR DISRUPTION
With little industry innovation and focus on serving communities of Color, we are in a prime position for disruption.
With such large percentage of communities of color not actively using online learning platforms, there is an opportunity to grow this market.
$11B
Total spent on self paced E-Learning by communities of color each year

The Massive Open Online Course (MOOC) market is projected to grow at an annual rate of 32.09% until 2025. With more people working & schooling from home, the industry is at the forefront of encountering serious market disruption.

In addition, the current social unrest is changing the way communities of color are spending their money. Communities of color are committing to spend their tremendous buying power with companies that are in alignment with their values.

As learners look to grow professionally and personally, with little innovation in the industry and focus on serving communities of color, we are in a prime position for disruption. As we continue to grow, there are many verticals we can explore.

COMPETITIVE LANDSCAPE

Competitive Advantage



COMPETITIVE ADVANTAGE
Niche EdTech Platform
Historically Black Colleges & Universities
Online Learning Degreed Programs
Melanence
SKILL SHARE.
Founded: 2010
Amount Raised: $50.8M
High Priced
Low Priced
Private Colleges & Universities
Online Learning Degreed Programs
coursera
Founded: 2012
Amount Raised: $356.1M
edX
Founded: 2012
Amount Raised: $60M
Udemy
Founded: 2009
Amount Raised: $200M
gumroad
MASTERCLASS
Founded: 2012
Amount Raised: $236M
One size fits all EdTech Platform

All learners are different. They come from different backgrounds, cultures & communities. For education to be effective and engaging, it needs to be adaptable for the needs of the community in which it serves. EdTech & online learning platforms treat all learners the same, and a "One size fits all" approach works just as well for education as it does for clothing, which is not well at all.

Melanence leverages technology to level the playing field in education. We combine effective & engaging functionality in a platform tailored to the exact needs of a very specific target audience. Melanence's competitive advantage can be broken down into 3 main areas:

› **Hyper Niche Focus**
By hyper focusing on communities of color, we can deliver overwhelmingly more value than our competitors to a very large, specific demographic.

› **Positioning**
We are positioning ourselves as an affordable & accessible option for communities of color.

› **Execution**
Our diverse team of highly skilled & passionate social entrepreneurs are uniquely positioned to execute the go-to-market strategy.

Competitive Advantage


COMPETITIVE ADVANTAGE
HOW ARE WE DIFFERENT?
MORE ACCESSIBLE
Allow access to online learning content, at an affordable monthly price.
MORE EQUITABLE
The amplification of voices from marginalized communities.
MORE RELEVANT
Content created that honors our cultural, social & economic differences.
EdTech
US
Workforce Development

GO TO MARKET STRATEGY

Go to Market Strategy


SOLUTION
GO TO MARKET STRATEGY
BLACK COLLEGES
INFLUENCER MARKETING
Micro-Influencers with a niche following
UNIVERSITY PARTNERSHIPS
HBCU'S
Public & Private Universities
CORPORATE PARTNERSHIPS
Partnering with business to create industry specific learning content
PAID SOCIAL MEDIA
Instagram, Facebook & Twitter
AFFILIATE MARKETING
Allowing our super users and instructors to earn while spreading the word.

Having a deep understanding of our target customer, we can lower our costs of customer acquisition, by marketing where our customers are, in a way that will resonate with them authentically and organically. Our go to market strategy is a four part strategy, which will leverage digital media in every facet of the plan.

PROGRESS

What have we done so far?

- Built our MVP
- Surveyed 1,000+ potential users

TEAM

Our team is uniquely qualified to execute the go-to-market strategy. Every member of our team is a social entrepreneur, which shapes the way we think and our motivation for seeing Melanence succeed. Who better to bring this product to market than a team of skilled individuals who are also the target consumer?


MELANENCE

Juan Young

Chief Executive Officer & Founder

Juan Young is the CEO & Founder of Melanence. Juan is a Social Entrepreneur who is dedicated to empowering, inspiring & uniting communities of color. Juan's "WHY" is to be a light for communities that are often overlooked, under-estimated & under-valued. Juan has spent 10 years in the nonprofit sector working with underserved Juan has had the opportunity to work in different industries, but one thing remains the same, his steadfast commitment to leaving this world better than he found it.



Simone Justice

Chief Operations Officer

Simone is the COO for Melanence. Simone is a social entrepreneur & operations guru. After graduating from Monroe College in New Rochelle, New York, she jumped headfirst into the cycling industry, where she quickly became a highly sought after leader in the industry. Simone has 9+ years of experience building and growing highly effective teams & systems, and will help to ensure Melanence is operating at maximum output as the COO.


MELANENCE

Sean Ewing

Chief Financial Officer

Sean is the CFO for Melanence. Sean has 9+ years of corporate finance experience. Sean has proven skills to identify variances between projected and actual expenses, update Profit and Loss statements to complete forecasting. Sean has a vast knowledge and experience to increase your profits and decrease your losses while growing alongside colleagues and executives to reach organizational goals. His polished talents include streamlining standard operating procedures while maintaining positive morale.


MELANENCE

Ashley Williams, M.B.A.
Senior Product Manager

Ashley Williams is the Senior Product Manager for Melanence. Ashley is an expert brand & product development manager. Ashley began her career in the retail industry and then shifted to the product marketing industry where she has grown and developed the last 10 years. Creativity and passion are part of Ashley's DNA. Her life motto is “I am given what I was built to handle!” She is passionate about ed-tech, the arts, health & wellness, and continual growth of self.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Working Capital	$0	0.0%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Forever Young Technologies, INC, doing business as Melanence. This offering must raise at least $10,000 by October 26, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Melanence may issue additional securities to raise up to $250,000, the offering's *maximum*.

$11,918 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,500,000 shares
× $0.50 per share

$4,750,000 implied valuation

COVID Relief:

This offering is being conducted on an expedited basis due to circumstances relating to COVID-19 and pursuant to the SEC's temporary COVID-19 regulatory relief set out in Regulation Crowdfunding §227.201(z).

Offering maximum:

In reliance on this relief, financial information certified by the principal executive officer of the issuer has been provided instead of financial statements reviewed by a public accountant that is independent of the issuer, in setting the offering maximum of $250,000.

FINANCIALS

Melanence's official name is Forever Young Technologies, INC, so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- melanence.com
- Facebook
- Twitter
- Instagram

UPDATES

Aug 27, 2020 • Primary offering of 500,000 shares at $0.50

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